SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
              the Securities and Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported):
                           May 20, 1996



                     FAMILY GOLF CENTERS, INC.


      (Exact Name of Registrant as Specified in its Charter)

      Delaware                  0-25098              11-3223246
  (State or other           (Commission File        (IRS Employer
  jurisdiction of               Number)             Identification
   incorporation)                                         No.)

                       225 Broadhollow Road
                     Melville, New York 11747
             (Address of principal executive offices)

             Registrant's Telephone Number, including
                    area code:  (516) 694-1666




          (Former Address, if changed since last report)











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Item 5.    Other Events

           On May 20, 1996, Family Golf Centers, Inc. (the "Company"), pursuant to a purchase agreement, acquired certain assets from Indian River Golf-O-Rama, Inc. (the "Seller"). The acquired assets included (i) a lease of approximately 14 acres of real property in Virginia Beach, Virginia on which there is a driving range, pro shop and related facilities used and operated as the "Golf-O-Rama" golf center, and (ii) certain equipment, fixtures and personal property used in connection with the operation of the golf center (the "Acquired Assets").

           Pursuant to the purchase agreement, dated as of May 20, 1996, among the Seller, the landlord of the lease, Lenrich Associates, L.L.C. and a wholly-owned subsidiary of the Company (the "Purchase Agreement"), the Company purchased the Acquired Assets in exchange for $1,400,000 in cash, all of which was derived from working capital.

           As part of the acquisition, the Seller placed $700,000 in escrow (either in cash or as a letter of credit) to satisfy indemnification claims of the Company, if any, under the Purchase Agreement and the transactions related thereto.

           The Company intends to continue operating the "Golf-O-Rama" golf center as a golf center and to make various capital improvements to it.

           The foregoing summary of the acquisition and related transactions is incomplete and is qualified in its entirety by reference to the copies of the agreements filed as Exhibits 1 and 2 annexed hereto.


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

  Exhibits
                     1. Purchase Contract, dated May 20, 1996, between Indian River Golf-O-Rama, Inc., Lenrich Associates, L.L.C., and Indian River Family Golf Centers, Inc., a wholly owned subsidiary of Family Golf Centers, Inc.

                     2. Sublease, dated May 20, 1996, by Lenrich Associates, L.L.C. to Indian River Family Golf Centers, Inc., a wholly owned subsidiary of Family Golf Centers, Inc.


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


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. June 4, 1996

                               FAMILY GOLF CENTERS, INC.

                             By: /s/ Dominic Chang
                                Dominic Chang,
                                President and Chief Executive Officer

                              - 4 -







                                 EXHIBIT INDEX


EXHIBIT NO.     EXHIBIT DESCRIPTION
- -----------     --------------------

 1 Purchase Contract, dated May 20, 1996, between Indian River Golf-O-Rama, Inc., Lenrich Associates, L.L.C., and Indian River Family Golf Centers, Inc., a wholly owned subsidiary of Family Golf Centers, Inc.

 2 Sublease, dated May 20, 1996, by Lenrich Associates, L.L.C. to Indian River Family Golf Centers, Inc., a wholly owned subsidiary of Family Golf Centers, Inc.